Ex 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As successor by merger to the registered independent public accounting firm of Rotenberg & Co. LLP, we hereby consent to the use in this Amendment No. 5 to Registration Statement on Form S-1 of our report dated June 17, 2009 (except for Note 26, as to which the date is November 6, 2009), relating to the consolidated financial statements for the year ended December 31, 2008 of Vuzix Corporation. We also hereby consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/  EFP Rotenberg, LLP
EFP Rotenberg, LLP

Rochester, New York
November 27, 2009